Exhibit 99.1

FOR IMMEDIATE RELEASE

ZymoGenetics Reports Second Quarter 2010 Financial Results

– Positive trends in revenues and expenses result in reduced net loss –

– Two clinical programs advance to Phase 2b: PEG-IFN lambda in Hepatitis C virus and IL-21 in metastatic melanoma –

Seattle, August 3, 2010 – ZymoGenetics, Inc. (NASDAQ:ZGEN) today reported substantially improved financial results for the quarter ended June 30, 2010. For the second quarter of 2010, the company’s net loss declined to $3.8 million, or $0.04 per share, a $23.2 million improvement from the $27.0 million loss, or $0.39 per share, reported for the second quarter of 2009. The improvement resulted from higher revenues as well as reduced operating expenses.

“We are experiencing substantial momentum in all aspects of our business,” said Douglas E. Williams, Ph.D., Chief Executive Officer of ZymoGenetics. “Phase 2b randomized comparative clinical trials for two of our product candidates are now underway in hepatitis C and melanoma. Encouraging results from our Phase 2a trials in those diseases indicate we could have game-changing compounds with tremendous potential to assist patients in need. In addition, RECOTHROM sales are steadily growing and our financial trends continue to improve.”

Financial Results

Revenues for the second quarter of 2010 increased to $37.7 million from $22.6 million for the second quarter of 2009. The increase was attributable to a $9.4 million increase in collaboration and license revenues and nearly a doubling of net sales of RECOTHROM® Thrombin, topical (Recombinant).

Net U.S. sales of RECOTHROM were $11.9 million for the second quarter of 2010 compared to $6.0 million for the second quarter of 2009, an increase of 98%. Compared to the first quarter of 2010, net sales in the second quarter increased by 32%. In the second quarter of 2010, both RECOTHROM market share and hospital unit demand increased versus the first quarter of 2010.

Collaboration and license revenues were $25.6 million for the second quarter of 2010 compared to $16.3 million in the second quarter of the prior year. The increase was primarily related to recognition of revenue associated with the December 2009 license agreement with Novo Nordisk for IL-21 antagonists and incremental revenues recognized related to the company’s PEG-Interferon lambda collaboration with Bristol-Myers Squibb due to advancement and expansion of clinical development activities. These increases were partially offset by reduced revenues from collaborations with Bayer and Merck Serono, both of which ended in the fourth quarter of 2009.

Costs and expenses for the second quarter of 2010 decreased by 18% to $38.9 million from $47.2 million for the second quarter of 2009. Overall, the decrease was attributable to expense reductions resulting from the company’s 2009 restructuring, which is expected to continue to benefit the company’s expense structure in coming quarters.

Research and development expenses for the second quarter of 2010 were $23.7 million, a decrease of $5.4 million from the 2009 quarter. The decrease was primarily attributable to a reduction of headcount related expenses in 2010 resulting from the reductions in force made in April and December 2009 and related severance expenses incurred in the second quarter of 2009. These savings were partially offset by an increase in costs related to the PEG-Interferon lambda development program, which advanced to Phase 2b clinical testing in the second quarter of 2010.

Selling, general and administrative expenses for the second quarter of 2010 were $12.6 million, compared to $16.7 million for the second quarter of 2009. The decrease was primarily related to reduced headcount related expenses in 2010, severance expenses incurred in the second quarter of 2009 and the discontinuation of Bayer commission expense, which is now being charged against a liability recorded in December 2009.

As of June 30, 2010, the company had $205.5 million of cash, cash equivalents and short-term investments.

Business Highlights

ZymoGenetics is on track in the execution of its 2010 business plan, as reflected by the following progress:

PEG-Interferon lambda (PEG-IFN lambda)

PEG-IFN lambda advanced into an international, randomized Phase 2b clinical trial in treatment-naïve patients with chronic hepatitis C virus (HCV) infection. The trial will enroll approximately 600 patients with genotypes 1 – 4 to assess the safety and antiviral efficacy of PEG-IFN lambda compared to PEGASYS®. The primary endpoint of the trial is the proportion of patients who achieve undetectable levels of HCV RNA after 12 weeks of therapy. From 4 doses of PEG-IFN lambda tested in the Phase 2a clinical trial, the 3 highest doses were selected for Phase 2b (120 mcg, 180 mcg and 240 mcg). Phase 2b enrollment is now expected to be completed in the third quarter of 2010, one quarter ahead of schedule. PEG-IFN lambda is being developed in collaboration with Bristol-Myers Squibb Company.

RECOTHROM

Sales and market share for RECOTHROM continued to expand during the second quarter of 2010. Hospital unit demand for RECOTHROM increased by approximately 11% over the first quarter of 2010. Estimated RECOTHROM market share in dollars grew to 22% of total stand-alone thrombin sales in the second quarter of 2010 from approximately 19% in the first quarter of 2010.

Interleukin-21 (IL-21)

The company and its collaborator, the National Cancer Institute of Canada Clinical Trials Group, reported encouraging results from a Phase 2a study with IL-21 in metastatic melanoma at the American Society of Clinical Oncology 2010 meeting. The reported objective response rate of 23%, disease control rate of 64% and median progression free survival of 4.3 months compared favorably to other published results for immunotherapeutic agents tested in Stage 4 melanoma. Patient survival data continues to be collected, and the company expects to have overall survival results from the Phase 2a study in the fourth quarter of 2010.

A randomized Phase 2b clinical trial was initiated in metastatic melanoma in late June. The trial will compare IL-21 to dacarbazine, a chemotherapy agent approved for treatment of melanoma. The primary endpoint of the trial is progression-free survival. Results from the Phase 2b study will drive the development of Phase 3 strategy and are expected to optimize product value in future partnering discussions. ZymoGenetics has worldwide rights to IL-21.

Conference Call and Webcast Information

ZymoGenetics Second Quarter 2010 Financial Results Conference Call will be held on August 3, 2010 at 4:30 p.m. Eastern Time and may be accessed at www.zymogenetics.com or by dialing (877) 407-0778 (International: 201-689-8565). Participants should dial in to the call approximately 10 minutes prior to the scheduled start time to register. A live audio webcast and slide presentation can be accessed by going to: www.zymogenetics.com. The webcast will be archived for 60 days.

For replay, please visit www.zymogenetics.com or use the following information:

•	U.S. callers: (877) 660-6853

•	International callers: (201) 612-7415

Replay passcode account #: 286

Conference ID #: 353663

About ZymoGenetics

ZymoGenetics is a biopharmaceutical company focused on the development and commercialization of therapeutic proteins for the treatment of human diseases. ZymoGenetics has developed and is marketing RECOTHROM® Thrombin, topical (Recombinant) in the United States. ZymoGenetics has two product candidates in Phase 2 clinical development: PEG-Interferon lambda, being studied in collaboration with Bristol-Myers Squibb for treatment of hepatitis C virus (HCV) infection, and IL-21, being tested as a potential treatment for metastatic melanoma. In addition, ZymoGenetics has an anti-IL-31 monoclonal antibody in preclinical development, which it expects to test initially as a treatment for atopic dermatitis. Several of the product candidates previously identified through ZymoGenetics’ discovery research efforts have been licensed to and are being developed by third parties, including Merck Serono and Novo Nordisk. ZymoGenetics is eligible to receive milestone payments and royalties related to these assets. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the information available to ZymoGenetics management as of August 3, 2010. These statements are not guarantees of future performance and involve many risks and uncertainties. ZymoGenetics actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven product sales and marketing, manufacturing and commercialization capabilities, strategic partnering activities, product safety, clinical trials and results, legislative and regulatory activity and oversight, intellectual property claims and litigation, the continuing global economic uncertainty and other risks detailed in ZymoGenetics public filings with the Securities and Exchange Commission from time to time, including ZymoGenetics most recent Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Reports on Form 10-Q. Except as required by law, ZymoGenetics does not undertake any duty to update any forward-looking statements or other statements in this press release.

PEGASYS® (Peginterferon alfa-2a) is a registered trademark of Hoffman La Roche

RECOTHROM® Thrombin, topical (Recombinant) is a registered trademark of ZymoGenetics, Inc.

Media and Investor Relations

Susan W. Specht

(206) 442-6592

ZYMOGENETICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$11,887	$6,002	$20,893	$10,507
Royalties	183	294	527	615
Collaborations and licenses	25,641	16,276	51,806	36,295

Total revenues	37,711	22,572	73,226	47,417

Costs and expenses:
Costs of product sales Costs of product sales	2,618	1,363	4,498	2,379
Research and development Research and development	23,696	29,137	43,422	53,874
General and administrative Selling, general and administrative	12,629	16,738	26,620	31,740

Total costs and expenses	38,943	47,238	74,540	87,993

Loss from operations	(1,232)	(24,666)	(1,314)	(40,576)
Other income (expense), net
Investment income	165	384	373	890
Interest expense and other, net	(2,685)	(2,695)	(5,249)	(5,420)

Total other expense	(2,520)	(2,311)	(4,876)	(4,530)

Net loss	$(3,752)	$(26,977)	$(6,190)	$(45,106)

Basic and diluted net loss per share	$(0.04)	$(0.39)	$(0.07)	$(0.65)

Weighted-average number of shares used in computing net loss per share	85,774	69,036	84,682	68,953

BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2010	December 31, 2009

Current assets:
Cash, cash equivalents and short-term investments	$205,472	$174,130
Inventory	63,125	63,024
Other current assets	14,038	12,715
Property and equipment, net	55,380	58,565
Deferred financing costs, net	4,597	5,172
Other assets	3,922	5,690

Total assets	$346,534	$319,296

Current liabilities
Accounts payable and accrued liabilities	$28,252	$39,227
Deferred revenue	43,329	40,484
Collaboration obligation	53,840	60,105
Lease obligations	66,926	67,563
Collaboration obligation , non-current	—	15,854
Debt obligation	25,000	25,000
Deferred revenue, non-current	32,058	63,899
Other long-term liabilities	9,995	11,122
Shareholders’ equity (deficit)	87,134	(3,958)

Total liabilities and shareholders’ equity	$346,534	$319,296

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